Exhibit 99.2

VERTICAL DATA INC.

STOCK OPTION NOTICE

TO: Deven Soni (“Optionee”)

Vertical Data Inc. (“Company”) has implemented the Vertical Data Inc. 2024 Incentive Plan (“Plan”) for the benefit of directors, officers, key full-time and part-time employees and certain consultants of Company and its subsidiaries. Company has determined to grant to the Optionee the option outlined below (“Option”) in accordance with the terms of the Plan.

This Notice sets forth the terms and conditions relating to the Option and to the exercise of the Option. While the Plan is not attached, it will be provided separately and is available upon request. If there is any inconsistency, the Plan governs, except where this Notice expressly modifies specific provisions as permitted.

1. GRANT AND EXERCISE OF OPTION

(a) Company, for good and valuable consideration, has granted to the Optionee the option(s) set out in the chart below to acquire shares of Company (such Shares hereinafter collectively referred to as the “Optioned Shares”), subject to the Plan, except where expressly modified by this Notice.

Grant Number:	ISO-0001-070124
Date of Grant:	July 1, 2024
Vesting Commencement Date:	July 1, 2024
Number of Shares Granted:	1,500,000
Exercise Price per Share:	$0.05 per share
Total Exercise Price:	$75,000
Type of Option:	[X] Incentive Stock Option [ ] Non-qualified Stock Option
Term/Expiration Date:	July 1, 2034
Vesting Terms:	33.33% of the total shares subject to this Option vest on the first anniversary of the grant date (the “cliff”), and the remaining 66.66% vests in equal monthly installments over the following 24 months, such that the Option is fully vested on the third anniversary of the grant date.

(b) The Option will in all respects be governed by the provisions of the Plan. All capitalized terms used but not defined in this Notice have the respective meanings given to them in the Plan. All other capitalized terms have the respective meanings given to them in this Memorandum.

(c) The Optionee has the right to exercise the Option as detailed above in the Vesting and in accordance with Company’s stock option plan commencing on the Effective Date in accordance with the chart above. The Option will expire and terminate on the Expiry Date set out in Section 1(a) above.

(d) Nothing in or done pursuant to this Notice obligates the Optionee to purchase and/or pay for any of the Optioned Shares except those Optioned Shares in respect of which the Optionee has exercised their option to purchase. The Optionee may exercise the Option by:

(i) completing and delivering to the Company a written notice of exercise substantially in the form of Schedule “A”;

(ii) providing Company with the applicable withholding taxes as required to be remitted to the Internal Revenue Service, if any; and,

(iii) a certified cheque payable to Company in the amount of the aggregate purchase price of the Optioned Shares in respect of which the Optionee has exercised this Option.

Upon receipt of such notice of exercise and payment in full for such Optioned Shares, the Corporate Secretary will cause such Optioned Shares to be issued to the Optionee as fully paid and non-assessable shares in the capital of Company and cause a certificate representing such Optioned Shares to be issued and delivered to the Optionee.

(e) No director or officer of Company will be liable or be held to account for any action taken or made in good faith under the Plan or any option granted hereunder.

2. OPTIONEE ACKNOWLEDGEMENT

(a) By accepting or exercising the Option, the Optionee acknowledges that they have read and accept the terms and conditions of the Plan.

(b) The Optionee acknowledges and agrees that their personal information will be used in filings with the OTC Exchange or for other regulatory purposes.

THE COMPANY:	OPTIONEE:
VERTICAL DATA INC.	DEVEN SONI
By: /s/ Christopher Creatura	By: /s/ Deven Soni
Print Name: Christopher Creatura	Print Name: Deven Soni
Title: Chief Financial Officer

SCHEDULE A

STOCK OPTION EXERCISE FORM

TO: VERTICAL DATA INC.

Take notice that the undersigned Optionee hereby exercises its option to purchase ____________ Common Shares of Vertical Data Inc. at a purchase price of $____ per share for an aggregate purchase price of $____________ pursuant to the terms and conditions of Vertical Data Inc.’s Share Option Plan and the Stock Option Notice dated ___________.

A certified cheque payable to Vertical Data Inc. in the amount of the aggregate purchase price referred to above is enclosed.

The certificate representing the above-noted shares is to be registered in the name of: ____________________________ and the certificate forwarded to the following address: ____________________________

SUBMITTED BY:	ACCEPTED BY:
DEVEN SONI	VERTICAL DATA INC.
By: ____________________________	By: ____________________________
Print Name: ____________________	Print Name: ____________________
Title: _________________________	Title: _________________________
Date Submitted: ________________	Date Accepted: _________________